EXHIBIT 99.1
Barracuda Reports Fourth Quarter and Fiscal 2017 Results

•	Q4 total revenue grew 7% year-over-year to $89.3 million and fiscal year 2017 total revenue grew 10% year-over-year to $352.6 million

•	Q4 GAAP earnings per share of $0.06 and non-GAAP earnings per share of $0.19

•	Fiscal year 2017 GAAP earnings per share of $0.19 and non-GAAP earnings per share of $0.82

•	Total active subscribers increased 15% year-over-year to reach 321,000
CAMPBELL, Calif., April 17, 2017 – Barracuda Networks, Inc. (NYSE: CUDA), a leading provider of cloud-enabled security and data protection solutions, today announced results for its fourth quarter and fiscal year 2017, which ended Feb. 28, 2017.
"Barracuda delivered a solid fourth quarter and finished the year strong with total gross billings surpassing $400 million, driven by continued momentum in our core focus areas. Our performance led to record earnings and the highest free cash flow in our company’s history at $58.9 million," said BJ Jenkins, president and CEO. "We are proud of our team’s execution as we aligned our investments, product portfolio, and routes to market to strengthen Barracuda’s position as a leading comprehensive security platform for the midmarket. We believe our results demonstrate our momentum and foundation for growth as customers move their applications and data to the cloud."
Fourth Quarter Fiscal 2017 Financial Summary

•
Total revenue increased 7% to $89.3 million, compared with $83.7 million in the fourth quarter of fiscal 2016. Subscription revenue grew to $69.4 million, up 12% from $62.1 million in the fourth quarter of fiscal 2016, representing 78% of total revenue. Appliance revenue was $19.9 million, compared with $21.7 million in the fourth quarter of fiscal 2016.

•
Gross billings were $103.2 million, compared with $95.8 million in the fourth quarter of fiscal 2016. Billings for core products increased 21% to $63.8 million, compared with $52.6 million in the fourth quarter of fiscal 2016. The number of active subscribers grew approximately 15% year-over-year to reach 321,000 as of February 28, 2017. The dollar-based renewal rate was 89%, or 90% on a constant currency basis, and 93% on an annualized basis.

•
GAAP net income was $3.2 million, or $0.06 per share, based on a diluted share count of 54.1 million, compared to a GAAP net income of $3.2 million, or $0.06 per share, in the fourth quarter of fiscal 2016.

•
Non-GAAP net income was $10.0 million, or $0.19 per share, based on a diluted share count of 54.1 million. Non-GAAP net income was favorably impacted by the exclusion of $7.7 million in stock-based compensation expense, $1.8 million in amortization of intangibles and $0.2 million in other expense, partially offset by the exclusion of an income tax effect of $2.4 million and $0.4 million in acquisition and other benefits.

Fiscal Year 2017 Financial Summary

•
Total revenue increased 10% to $352.6 million, compared with $320.2 million in fiscal year 2016. Subscription revenue grew to $269.9 million, up 17% from $230.9 million in fiscal year 2016, representing 77% of total revenue. Appliance revenue was $82.7 million, compared with $89.3 million in fiscal year 2016.

•
Gross billings increased 7% to $402.1 million, compared with $377.5 million in fiscal year 2016. Billings for core products increased 23% to $239.5 million, compared with $194.4 million in fiscal 2016.

•
GAAP net income was $10.2 million, or $0.19 per share, based on a diluted share count of 53.6 million, compared to a GAAP net loss of $4.4 million, or $0.08 per share, on a basic share count of 53.1 in fiscal 2016.

•
Non-GAAP net income was $43.8 million, or $0.82 per share, based on a diluted share count of 53.6 million. Non-GAAP net income was favorably impacted by the exclusion of $32.7 million in stock-based compensation expense, $7.2 million in amortization of intangibles, $0.6 million in acquisition and other charges and $0.1 million in other expense, partially offset by the exclusion of an income tax effect of $7.0 million.

The reconciliation between non-GAAP and their most closely comparable GAAP equivalent is contained in the tables below.
Recent Company Highlights

•
Introduced "Cloud Ready" Program: Announced innovative "Cloud Ready" program that allows customers to sample the cloud for their new and existing workloads with no upfront costs and without having to determine where or how to allocate security resources. Customers that purchase certain Barracuda Web Application Firewall or Barracuda NextGen Firewall hardware products receive a cloud license to deploy the same solution in Amazon Web Services and Microsoft Azure at no additional cost. Through this program, Barracuda gives customers a path to adopt cloud infrastructures, with the ability to deploy the same powerful security capabilities and intuitive management interface whether deployed on-premises or in the cloud.

•
Expanded Cloud-based Application Security Capabilities: Launched Barracuda Vulnerability Remediation Service, a cloud-based service that automates security policy enforcement with on-demand or scheduled scanning and automatic remediation of web application vulnerabilities. The service simplifies security operations for DevOps teams looking to leverage the agility and elasticity of public cloud platforms by integrating security directly into the application development process. Barracuda Vulnerability Remediation Service enables administrators to find, continuously monitor for and automatically fix vulnerabilities. The service can be used for applications deployed on-premises, or in hybrid or cloud-only environments, with policy configurations that can be applied across any number of Web Application Firewall instances.

•
Enhanced Data Protection Product Portfolio: Announced an appliance refresh across the Barracuda Backup product line, which gives customers increased storage capacity up to 100% in some cases, offering a lower cost per Terabyte and enabling more room for data growth. As part of the refresh, customers with cloud storage subscriptions can now replicate more data to the cloud with no increase in subscription prices. Additionally, 10 Gigabit Ethernet connections are now included with the Barracuda Backup 690, 790, and 890 appliances for a faster data transfer.

Conference Call Information
Barracuda will host a conference call and corresponding live webcast at 1:30 p.m. PT today. To access the conference call, dial 1-855-560-2573 for the U.S. or 1-412-542-4159 for international callers. The webcast will be available live on the investor relations section of the company's website at investors.barracuda.com, and via replay beginning approximately one hour after the completion of the call for a period of one year. An audio replay of the call will be available beginning at approximately 5:00 p.m. PT today through April 24, 2017 by dialing 1-877-344-7529 in the U.S. or 1-412-317-0088 for international callers, and entering conference ID 10102620. Additional supplemental financial information will also be accessible on the company’s website at investors.barracuda.com.
Forward-Looking Statements
This announcement contains forward-looking statements related to our strategy and core products, the adoption of our cloud and security and data protection products, potential benefits from newly launched and updated products to customers and partners, and potential results from new initiatives, channels and go-to-market strategies that involve risks and uncertainties, including statements regarding our expectations regarding financial performance, and the potential impact of our new and updated products. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including, but not limited to: fluctuations in demand for our products and services; a highly competitive and evolving business environment for network security and storage solutions; the company’s effectiveness in controlling expenses and timing of infrastructure costs; the effects of significant developments in IT infrastructure deployments, particularly cloud computing; the impact of foreign currency fluctuations; the possibility that we might experience delays in the development of new technology and products; risks related to recent or future acquisitions; customer response to our new technology and products; risks related to pending or future litigation and regulatory matters; a dependency on third parties for certain components of our products and the impact of changes in our management team. The company undertakes no obligation to update the forward-looking information in this release. More information about potential factors that could affect our business and financial results is included in our filings with the Securities and Exchange Commission, including, without limitation, under the captions: "Management’s Discussion and Analysis of Financial Condition and Results of Operations," and "Risk Factors," which are on file with the Securities and Exchange Commission.
Non-GAAP Financial Measures
Barracuda provides all financial information required in accordance with generally accepted accounting principles (GAAP). To supplement our consolidated financial statements presented in accordance with GAAP, we are also providing with this press release and on our conference call with non-GAAP net income, non-GAAP operating income, non-GAAP gross margins, non-GAAP operating expenses, adjusted EBITDA and free cash flow. In preparing our non-GAAP information, we have excluded certain amounts as set forth in the attached financial tables and footnotes. We believe that excluding these items provides both management and investors with additional insight into our current operations and the trends affecting the company. In particular, management finds it useful to exclude these items in order to more readily correlate the company's operating activities with the company's ability to generate cash from operations. Accordingly, management uses these non-GAAP measures, along with the comparable GAAP information, in evaluating our historical performance and in planning our future business activities. Please note that our non-GAAP measures may be different than those used by other companies. The additional non-GAAP financial information we present should be considered in conjunction with, and not as a substitute for, our financial information presented in accordance with GAAP. We have provided reconciliations of these non-GAAP measures to their comparable GAAP measures for the periods presented in this release, which exclude certain amounts as set forth in the attached financial tables and footnotes for these periods. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures for comparable financial information and understanding of the company's ongoing performance as a business. Barracuda uses both GAAP and non-GAAP measures to evaluate and manage its operations.
Beginning in the third quarter of fiscal 2017, we modified our reporting practices to comply with recent SEC interpretations on the use of non-GAAP measures. As a result, we have modified our historical presentation of adjusted EBITDA and free cash flow. We no longer adjust for changes in deferred revenue and associated deferred costs in our calculation of adjusted EBITDA, and for free cash flow we will not adjust for the cash payment impact of acquisition and other charges. Prior period information has been recast to conform to the adjusted calculations.
Forward-looking non-GAAP financial measures included in Barracuda’s guidance exclude amortization of intangible assets, stock-based compensation expense, acquisition and other charges, income tax effects related to such exclusions and other expense (income) adjustments. Barracuda does not provide reconciliations of its forward-looking non-GAAP financial measures to the corresponding GAAP measures due to the high variability of, and difficulty in making accurate forecasts and projections with respect to, the items excluded from these non-GAAP financial measures. In particular, stock-based compensation and related taxes are impacted by the company’s future hiring and retention needs, as well as the future fair market value of its common stock, all of which is difficult to predict and subject to constant change. Accordingly, reconciliations of its forward-looking non-GAAP financial measures to the corresponding GAAP measures are not available without unreasonable effort. The actual amounts of these excluded items will have a significant impact on the company’s GAAP operating income (loss) and net income (loss) per diluted share.
About Barracuda Networks, Inc. (NYSE: CUDA)
Barracuda (NYSE: CUDA) simplifies IT with cloud-enabled solutions that empower customers to protect their networks, applications, and data, regardless of where they reside. These powerful, easy-to-use and affordable solutions are trusted by more than 150,000 organizations worldwide and are delivered in appliance, virtual appliance, cloud and hybrid deployment configurations. Barracuda's customer-centric business model focuses on delivering high-value, subscription-based IT solutions that provide end-to-end network and data protection. For additional information, please visit barracuda.com.
Barracuda Networks, Barracuda, and the Barracuda Networks logo are registered trademarks or trademarks of Barracuda Networks, Inc. in the US and other countries.
Contacts:
Investor Relations: Maria Riley; +1 415-217-7722; ir@barracuda.com
Corporate Communications: Mary Catherine Petermann; +1 404-307-6290; mc@barracuda.com

Barracuda Networks, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	As of February 28, 2017	As of February 29, 2016
Assets
Current assets:
Cash and cash equivalents	$120,194	$118,654
Marketable securities	79,915	36,394
Accounts receivable, net of allowance for doubtful accounts	40,560	36,520
Inventories, net	5,847	5,648
Deferred costs	32,598	31,943
Other current assets	16,295	12,450
Total current assets	295,409	241,609
Property and equipment, net	29,979	31,910
Deferred costs, non-current	27,285	27,019
Deferred income taxes, non-current	1,554	2,992
Other non-current assets	8,607	7,293
Intangible assets, net	32,145	39,386
Goodwill	69,795	69,595
Total assets	$464,774	$419,804
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$11,439	$15,939
Accrued payroll and related benefits	13,593	12,371
Other accrued liabilities	12,942	19,495
Deferred revenue	239,796	235,411
Note payable	4,115	268
Total current liabilities	281,885	283,484
Long-term liabilities:
Deferred revenue, non-current	167,286	157,363
Deferred income taxes, non-current	2,803	2,478
Note payable, non-current	—	4,115
Other long-term liabilities	6,377	4,462
Stockholders’ equity (deficit):
Common stock	53	52
Additional paid-in capital	370,745	337,439
Accumulated other comprehensive loss	(5,226)	(4,509)
Accumulated deficit	(359,149)	(365,080)
Total stockholders’ equity (deficit)	6,423	(32,098)
Total liabilities and stockholders’ equity (deficit)	$464,774	$419,804

Barracuda Networks, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share information)
(Unaudited)

	Three Months Ended February 28/29,		Twelve Months Ended February 28/29,
	2017	2016	2017	2016
Revenue:
Appliance	$19,908	$21,650	$82,732	$89,275
Subscription	69,351	62,076	269,917	230,883
Total revenue	89,259	83,726	352,649	320,158
Cost of revenue	22,193	19,879	83,772	70,132
Gross profit	67,066	63,847	268,877	250,026
Operating expenses:
Research and development	18,790	17,120	75,070	71,251
Sales and marketing	32,865	33,504	129,707	138,324
General and administrative	10,084	10,998	42,042	47,338
Total operating expenses	61,739	61,622	246,819	256,913
Income (loss) from operations	5,327	2,225	22,058	(6,887)
Other income (expense), net	(201)	604	(70)	(262)
Income (loss) before income taxes	5,126	2,829	21,988	(7,149)
Benefit from (provision for) income taxes	(1,905)	406	(11,753)	2,727
Net income (loss)	$3,221	$3,235	$10,235	$(4,422)
Net income (loss) per share:
Basic	$0.06	$0.06	$0.20	$(0.08)
Diluted	$0.06	$0.06	$0.19	$(0.08)
Weighted-average shares used to compute net income (loss) per share:
Basic	52,818	52,746	52,456	53,070
Diluted	54,117	53,118	53,572	53,070

Barracuda Networks, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Three Months Ended February 28/29,		Twelve Months Ended February 28/29,
	2017	2016	2017	2016
Operating activities
Net income (loss)	$3,221	$3,235	$10,235	$(4,422)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization, and impairment expense	3,989	5,373	16,431	13,300
Stock-based compensation expense	7,655	7,430	32,705	28,846
Excess tax benefits from equity compensation plans	114	(398)	(1,909)	(3,788)
Deferred income taxes	1,251	(2,665)	1,642	(6,592)
Other	62	(1,759)	(493)	(865)
Changes in operating assets and liabilities:
Accounts receivable, net	(1,049)	5,500	(4,103)	4,427
Inventories, net	(1,133)	471	(202)	(1,193)
Income taxes, net	(1,207)	1,873	1,931	2,756
Deferred costs	(1,292)	385	(725)	(1,112)
Other assets	(419)	(388)	(888)	(2,187)
Accounts payable	(499)	957	(5,388)	(720)
Accrued payroll and related benefits	135	(382)	1,033	3,339
Other liabilities	1,043	(5,306)	397	(1,526)
Deferred revenue	5,621	1,069	14,537	19,003
Net cash provided by operating activities	17,492	15,395	65,203	49,266
Investing activities
Purchases of marketable securities	(14,966)	(6,981)	(74,527)	(26,021)
Proceeds from the sale of marketable securities	1,931	1,108	13,461	10,310
Proceeds from the maturity of marketable securities	4,007	5,520	17,597	20,047
Purchases of non-marketable investments	(600)	—	(1,236)	(1,400)
Purchases of property and equipment	(2,070)	(2,318)	(6,335)	(7,818)
Purchases of intangible assets	—	—	(1,374)	—
Business combinations, net of cash acquired	(6,707)	—	(6,950)	(56,862)
Net cash used in investing activities	(18,405)	(2,671)	(59,364)	(61,744)
Financing activities
Proceeds from issuance of common stock	1,474	133	8,899	4,845
Taxes paid related to net share settlement of equity awards	(1,058)	(765)	(7,061)	(6,734)
Repurchases of common stock	(355)	(11,216)	(7,596)	(19,216)
Excess tax benefits from equity compensation plans	(114)	398	1,909	3,788
Repayment of employee loans, net of loans extended	122	24	—	(2,464)
Repayment of note payable	(68)	(64)	(268)	(285)
Other	—	(75)	—	(330)
Net cash provided by (used in) financing activities	1	(11,565)	(4,117)	(20,396)
Effect of exchange rate changes on cash and cash equivalents	(7)	422	(182)	155
Net increase (decrease) in cash and cash equivalents	(919)	1,581	1,540	(32,719)
Cash and cash equivalents at beginning of period	121,113	117,073	118,654	151,373
Cash and cash equivalents at end of period	$120,194	$118,654	$120,194	$118,654

Barracuda Networks, Inc.
Reconciliation of Selected GAAP to Non-GAAP Financial Measures
(in thousands)
(Unaudited)

	Three Months Ended February 28/29,		Twelve Months Ended February 28/29,
	2017	2016	2017	2016
GAAP cost of revenue	$22,193	$19,879	$83,772	$70,132
Amortization of intangible assets (1)	1,252	1,561	5,004	3,247
Depreciation expense (2)	1,511	1,550	6,155	5,062
Stock-based compensation expense (3)	408	310	1,367	1,062
Non-GAAP cost of revenue	$19,022	$16,458	$71,246	$60,761
GAAP sales and marketing expense	$32,865	$33,504	$129,707	$138,324
Amortization of intangible assets (1)	507	1,544	2,242	2,343
Depreciation expense (2)	64	(69)	246	160
Stock-based compensation expense (3)	2,072	1,565	8,074	6,566
Acquisition and other charges (4)	—	(1,029)	—	(1,346)
Non-GAAP sales and marketing expense	$30,222	$31,493	$119,145	$130,601
GAAP research and development expense	$18,790	$17,120	$75,070	$71,251
Depreciation expense (2)	111	113	528	657
Stock-based compensation expense (3)	2,842	2,141	11,651	8,247
Acquisition and other charges (4)	(419)	(536)	(202)	1,685
Non-GAAP research and development expense	$16,256	$15,402	$63,093	$60,662
GAAP general and administrative expense	$10,084	$10,998	$42,042	$47,338
Depreciation expense (2)	544	674	2,256	1,831
Stock-based compensation expense (3)	2,333	3,414	11,613	12,971
Acquisition and other charges (4)	64	126	814	4,649
Non-GAAP general and administrative expense	$7,143	$6,784	$27,359	$27,887
GAAP total expense	$83,932	$81,501	$330,591	$327,045
Amortization of intangible assets (1)	1,759	3,105	7,246	5,590
Depreciation expense (2)	2,230	2,268	9,185	7,710
Stock-based compensation expense (3)	7,655	7,430	32,705	28,846
Acquisition and other charges (4)	(355)	(1,439)	612	4,988
Non-GAAP total expense	$72,643	$70,137	$280,843	$279,911
Depreciation expense (2)	2,230	2,268	9,185	7,710
Non-GAAP total expense including depreciation	$74,873	$72,405	$290,028	$287,621

Barracuda Networks, Inc.
Reconciliation of Selected GAAP to Non-GAAP Financial Measures
(in thousands, except per share information)
(Unaudited)

	Three Months Ended February 28/29,		Twelve Months Ended February 28/29,
	2017	2016	2017	2016
GAAP operating income (loss)	$5,327	$2,225	$22,058	$(6,887)
Amortization of intangible assets (1)	1,759	3,105	7,246	5,590
Stock-based compensation expense (3)	7,655	7,430	32,705	28,846
Acquisition and other charges (4)	(355)	(1,439)	612	4,988
Non-GAAP operating income	$14,386	$11,321	$62,621	$32,537
GAAP net income (loss)	$3,221	$3,235	$10,235	$(4,422)
Amortization of intangible assets (1)	1,759	3,105	7,246	5,590
Stock-based compensation expense (3)	7,655	7,430	32,705	28,846
Acquisition and other charges (4)	(355)	(1,439)	612	4,988
Income tax effect on non-GAAP exclusions (5)	(2,396)	(3,793)	(7,029)	(12,435)
Other expense (income) adjustments (6)	154	(631)	58	87
Non-GAAP net income	$10,038	$7,907	$43,827	$22,654
Non-GAAP diluted earnings per share (7)	$0.19	$0.15	$0.82	$0.42
Weighted-average shares used to compute diluted earnings per share	54,117	53,118	53,572	54,337

(1)
Amortization of Intangible Assets. We provide non-GAAP information which excludes expenses for the amortization of intangible assets, as well as certain losses on disposal and impairment of such assets that primarily relate to purchased intangible assets associated with our acquisitions. We believe that eliminating this expense from our non-GAAP measures is useful to investors because the amortization of intangible assets can be inconsistent in amount and frequency and is significantly impacted by the timing and magnitude of our acquisition transactions, which also vary in frequency from period to period. Accordingly, we analyze the performance of our operations in each period without regard to such expenses.

(2)
Depreciation Expense. We provide non-GAAP information which excludes depreciation expense related to the amortization of property and equipment, as well as certain losses from disposal of such assets. We believe that eliminating this expense from our non-GAAP measures is useful to investors because the acquisition of property and equipment, and the corresponding depreciation expense, can be inconsistent in amount and can vary from period to period.

(3)
Stock-Based Compensation Expense. We provide non-GAAP information which excludes expenses for stock-based compensation. We believe the exclusion of stock-based compensation expense allows for financial results that are more indicative of our continuing operations. We also believe that the exclusion of stock-based compensation expense provides for a better comparison of our operating results to prior periods and to our peer companies as the calculations of stock-based compensation vary from period to period and company to company due to different valuation methodologies, subjective assumptions and the variety of award types.

(4)
Acquisition and Other Charges. We exclude certain expense items resulting from acquisitions and other charges, which we believe are non-recurring, infrequent, and/or unusual in nature, can vary significantly in amount and frequency, and are unrelated to our ongoing operating performance. We believe that adjusting for these charges allows us to better compare results from period to period in order to assess the ongoing operating results of our business. The charges include: (i) acquisition-related expenses for legal, accounting, and other professional fees, integration costs, fair value remeasurements of contingent consideration obligations and contingent consideration payments made under the terms of acquisition agreements, and (ii) other costs that are non-recurring, infrequent, and/or unusual in nature, such as expenses incurred in connection with litigation, export compliance, intellectual property settlement, and other matters.

(5)
Income Tax Effect of Non-GAAP Exclusions. We believe providing financial information with and without the income tax effect of excluding items related to our non-GAAP financial measures provide our management and users of the financial statements with better clarity regarding the ongoing performance and future liquidity of our business. Excluded items include, but are not limited to: (i) amortization expense of intangible assets, (ii) stock-based compensation expense, (iii) acquisition and other charges, and (iv) quarterly changes to the valuation allowance previously established.

(6)
Other Expense (Income) Adjustments. We provide non-GAAP information that excludes the effect of certain other income and losses. These adjustments consist of realized gains and losses from the sale of marketable securities, foreign currency remeasurement gains and losses and impairment charges related to non-marketable investments. For all non-functional currency account balances, the remeasurement of such balances to the functional currency will result in either a foreign exchange gain or a loss which is recorded in other income (expense), net. We believe that eliminating these items from our non-GAAP measures is useful to investors, because these items can be inconsistent in amount and can vary from period to period.

(7)
Non-GAAP Diluted Earnings Per Share. We provide non-GAAP diluted earnings per share. Non-GAAP diluted earnings per share is calculated based on our non-GAAP net income divided by the weighted-average diluted shares outstanding for the period.

Barracuda Networks, Inc.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
(in thousands)
(Unaudited)

	Three Months Ended February 28/29,		Twelve Months Ended February 28/29,
	2017	2016	2017	2016
GAAP net income (loss)	$3,221	$3,235	$10,235	$(4,422)
Other expense (income), net	201	(604)	70	262
Provision for (benefit from) income taxes	1,905	(406)	11,753	(2,727)
Acquisition and other charges	(355)	(1,439)	612	4,988
Stock-based compensation expense	7,655	7,430	32,705	28,846
Amortization of intangible assets	1,759	3,105	7,246	5,590
Depreciation expense	2,230	2,268	9,185	7,710
Adjusted EBITDA (1)	$16,616	$13,589	$71,806	$40,247

(1)
Adjusted EBITDA. Beginning in the third quarter of fiscal 2017, we modified our reporting practices to comply with recent SEC interpretations on the use of non-GAAP measures. As a result, we have modified our historical presentation of adjusted EBITDA and will no longer adjust for changes in deferred revenue and associated deferred costs in our calculation of adjusted EBITDA. These changes do not impact our current and historical presentation of GAAP results. Prior period information has been recast to conform to the adjusted calculation. We define adjusted EBITDA as net income (loss) plus non-cash and non-operating charges which include: (i) other expense (income), net, (ii) provision for (benefit from) income taxes, (iii) acquisition and other charges, (iv) stock-based compensation expense, (v) amortization of intangible assets, including certain losses on disposal and impairment of intangible assets, and (vi) depreciation expense, including certain losses on disposal of fixed assets. We believe adjusted EBITDA provides an indication of profitability from our operations, and provides a consistent measure of our performance from period to period.

In addition to adjusted EBITDA, we also monitor the changes in deferred revenue and associated deferred costs to facilitate a supplemental comparison of our performance from period to period as set forth in the table below (in thousands):

	Three Months Ended February 28/29,		Twelve Months Ended February 28/29,
	2017	2016	2017	2016
Increase in deferred revenue	$5,782	$1,157	$14,308	$19,912
Increase (decrease) in deferred costs	$1,332	$(293)	$921	$1,026

Barracuda Networks, Inc.
Reconciliation of GAAP Cash Flows from Operating Activities to Free Cash Flow
(in thousands)
(Unaudited)

	Three Months Ended February 28/29,		Twelve Months Ended February 28/29,
	2017	2016	2017	2016
GAAP cash flows from operating activities	$17,492	$15,395	$65,203	$49,266
Purchases of property and equipment	(2,070)	(2,318)	(6,335)	(7,818)
Free cash flow (1)	$15,422	$13,077	$58,868	$41,448

(1)
Free Cash Flow. Beginning in the third quarter of fiscal 2017, we modified our reporting practices to comply with recent SEC interpretations on the use of non-GAAP measures. As a result, we have modified our historical presentation of free cash flow and will no longer adjust free cash flow for the cash payment impact of acquisition and other charges. These changes do not impact our current and historical presentation of GAAP results. Prior period information has been recast to conform to the adjusted calculation. We define free cash flow as cash flows from operating activities less the purchases of property and equipment. We believe free cash flow is an important liquidity measure that reflects the cash generated by the business after the purchase of property and equipment that can then be used for, among other things, strategic acquisitions, investments in the business, and funding ongoing operations.

Barracuda Networks, Inc.
Reconciliation of GAAP Revenue to Gross Billings
(in thousands)
(Unaudited)

	Three Months Ended February 28/29,		Twelve Months Ended February 28/29,
	2017	2016	2017	2016
GAAP Revenue	$89,259	$83,726	$352,649	$320,158
Total deferred revenue, end of period	407,082	392,774	407,082	392,774
Less: total deferred revenue, beginning of period	(401,300)	(391,617)	(392,774)	(372,862)
Deferred revenue adjustments	8,178	10,905	35,160	37,445
Total change in deferred revenue and adjustments	13,960	12,062	49,468	57,357
Gross billings (1)(2)	$103,219	$95,788	$402,117	$377,515

(1)
Gross Billings. We define gross billings as total revenue plus the change in deferred revenue and other adjustments, which primarily consist of returns and reserves with respect to the 30-day right of return we provide to customers, as well as rebates for certain channel partner activities. We believe that gross billings provide insight into the sales of our solutions and performance of our business. The deferred revenue balances for the prior fiscal year's comparable periods exclude amounts related to the deferred revenue assumed in connection with our acquisition of C2C Systems Limited, which closed in the second quarter of fiscal 2015.

(2)
In order to determine how our business performed exclusive of the effect of foreign currency fluctuations, we compare the percentage change in our gross billings from one period to another using a constant currency. To present this gross billings information, the current and comparative prior period results for entities that operate in other than U.S. dollars are converted into U.S. dollars at constant exchange rates. For example, the rates in effect at February 29, 2016, which was the last day of our prior fiscal year’s comparable quarter, were used to convert current and comparable prior period gross billings rather than the actual exchange rates in effect during the respective period.